Exhibit 99.1
Tronox Incorporated Emerges From Chapter 11
Exits Banruptcy as a Much Stronger Company with a Right —Sized Capital Structure
Oklahoma City, Oklahoma, February 14, 2011— Tronox Incorporated (along with its subsidiaries that filed for Chapter 11, the “Company” or “Tronox”) today announced that it has successfully emerged from its Chapter 11 proceedings.
“Our emergence from bankruptcy and our new capital structure is a significant accomplishment and makes Tronox a much stronger company for the benefit of our stakeholders, including our customers, vendors, employees, joint venture partner and shareholders,” said Dennis L. Wanlass, Chief Executive Officer of Tronox. “We have successfully restructured our balance sheet while maintaining our business relationships and significantly improving our operating performance.” Having addressed its substantial legacy environmental and other liabilities through a comprehensive settlement, Tronox is now well-positioned to compete in the titanium dioxide and specialty chemical industries. Wanlass added: “We emerge today with a portfolio of world class titanium dioxide and mineral sands assets and our electrolytic business units strategically positioned to provide our customers around the globe with a reliable supply of high quality products and services. On behalf of the management team, I would like to thank the Tronox and Tiwest joint venture employees worldwide for their hard work and dedication throughout this process, and our customers and suppliers for their continued support.”
For inquiries regarding Tronox’s new capital structure and distributions pursuant to its Plan of Reorganization please see the “Reorganization” tab of the company’s website at www.tronox.com.
About Tronox
Tronox commenced its chapter 11 cases on January 12, 2009. Tronox is among the world’s leading producers of titanium dioxide pigment and other specialty chemicals used in the manufacture of products such as paints, plastics, paper and batteries. For more information, please visit www.tronox.com.
Cautionary Statement Regarding Forward-Looking Statements
Forward-Looking Statements: Some information in this news release regarding Tronox’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, including the terms of the Plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the satisfaction of closing conditions, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the market for debt and/or equity financing, changes in laws and regulations, the ability to respond to challenges in international markets, changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. Tronox does not undertake to update forward-looking statements. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, available on Tronox’s website, www.tronox.com.
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Media Contact: Robert Gibney
Direct: 405-775-5105
E-mail: robert.gibney@tronox.com